UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2011

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 25, 2011, North Central Bancshares, Inc. (the “Company”) announced that on April 22, 2011, the Board of Directors of the Company and First Federal Savings Bank of Iowa (the “Bank”), the Company’s financial institution subsidiary, adopted a Plan of Reorganization and Charter Conversion to convert the Bank from a federal savings association to an Iowa chartered commercial bank and reorganize the Company as a bank holding company.  Upon completion of this charter conversion, the Bank would become an Iowa state-chartered commercial bank regulated by the Iowa Division of Banking and the Board of Governors of the Federal Reserve System.  Upon completion of the charter conversion, the Board of Governors of the Federal Reserve System would regulate the Company.  In connection with the adoption of the Plan, the Bank has filed an application with the Iowa Division of Banking to convert the Bank to an Iowa chartered commercial bank.  The Bank intends to file an application for membership in the Federal Reserve System.  In addition, the Company intends to file an application with the Board of Governors of the Federal Reserve System to reorganize as a bank holding company.  The Bank has filed a notification with the Office of Thrift Supervision (“OTS”) of its intent to convert to an Iowa commercial bank (and in connection with such notice, return the Bank’s charter to the OTS).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press release issued by the Company on April 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: April 25, 2011	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer